SUBJECT TO COMPLETION, DATED NOVEMBER 6, 1997.

 As filed with the Securities and Exchange Commission on November 6, 1997
                                               Registration No. 333-


                    SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549


                                 FORM S-3
                          REGISTRATION STATEMENT
                                  UNDER
                        THE SECURITIES ACT OF 1933


        RITE AID                    DELAWARE               23-1614034
      CORPORATION                (State or other        (I.R.S. Employer
     (Exact name of              jurisdiction of        Identification
 registrant as specified         incorporation or            Number)
     in its charter)             organization)


      30 HUNTER LANE, CAMP HILL, PENNSYLVANIA 17011, (717) 761-2633 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                          ELLIOT S. GERSON, ESQ.
                           RITE AID CORPORATION
      30 HUNTER LANE, CAMP HILL, PENNSYLVANIA 17011, (717) 761-2633
 (Name, Address, including zip code, and telephone number, including area code, of agent for service)


                                 Copy to:

                          STACY J. KANTER, ESQ.
                 SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
        919 THIRD AVENUE, NEW YORK, NEW YORK 10022, (212) 735-3000


     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
 As soon as practicable after this Registration Statement becomes effective


      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ( )

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, (the "Securities Act") other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. (X)

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ( )

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ( )

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ( )


                        CALCULATION OF REGISTRATION FEE

                                                  Proposed         Proposed          Amount
                                                  Maximum          Maximum             of
                                   Amount         Offering         Aggregate         Regist-
     Title of Each Class of         to be           Price          Offering          ration
   Securities to be Registered    Registered      Per Note          Price            Fee

   Convertible Subordinated
     Notes of Rite Aid
     Corporation . . . . . . .   $650,000,000     100%(1)(2)   $650,000,000(1)(2)  $196,969.70
   Common Stock of Rite Aid
     Corporation (3) . . . . .     8,993,400(3)      --              --                --
       Total . . . . . . . . .  $650,000,000      100%         $                   $


   (1) Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(i) of the Securities Act.
   (2)  Exclusive of accrued interest and distributions, if any.
   (3) Such shares of Company Common Stock are issuable upon conversion of the Convertible Notes registered hereunder. This Registration Statement also covers such shares as may be issuable pursuant to anti-dilution adjustments.


        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


   [FLAG]
   Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.




  PROSPECTUS
  LOGO

                               $650,000,000
                            RITE AID CORPORATION
        5.25% CONVERTIBLE SUBORDINATED NOTES DUE SEPTEMBER 15, 2002


        This Prospectus relates to the 5.25% Convertible Subordinated Notes due September 15, 2002 (the "Notes"), and the shares of common stock, par value $1.00 per share (the "Company Common Stock"), of Rite Aid Corporation, a Delaware corporation (the "Company"), issuable upon conversion of the Notes. The Notes were issued and sold (the "Original Offering") on September 10, 1997 and September 16, 1997 (together, the "Original Offering Date") to the Initial Purchasers (as defined herein) and were simultaneously sold by the Initial Purchasers in transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), in the United States to persons reasonably believed by the Initial Purchasers to be qualified institutional buyers as defined in Rule 144A under the Securities Act, and outside the United States to non-U.S. persons in offshore transactions in reliance on Regulation S under the Securities Act.

        The Notes and the Company Common Stock issuable upon conversion of the Notes (collectively the "Offered Securities") may be offered and sold from time to time by the holders named herein or by their transferees, pledgees, donees or their successors (collectively, the "Selling Holders") pursuant to this Prospectus. The Offered Securities may be sold by the Selling Holders from time to time directly to purchasers or through agents, underwriters or dealers. See "Selling Holders" and "Plan of Distribution". If required, the names of any such agents or underwriters involved in the sale of the Offered Securities and the applicable agent's commission, dealer's purchase price or underwriter's discount, if any, will be set forth in an accompanying supplement to this Prospectus (the "Prospectus Supplement"). The Selling Holders will receive all of the net proceeds from the sale of the Offered Securities and will pay all underwriting discounts, selling commissions and transfer taxes, if any, applicable to any such sale. The Company is responsible for payment of all other expenses incident to the registration of the Offered Securities. The Selling Holders and any broker-dealers, agents or underwriters that participate in the distribution of the Offered Securities may be deemed to be "underwriters" within the meaning of the Securities Act, and any commission received by them and any profit on the resale of the Offered Securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. See "Plan of Distribution" for a description of indemnification arrangements.

        Each Note is convertible at the option of the holder thereof into shares of Company Common Stock at a conversion rate of 13.836 shares of Company Common Stock for each Note (equivalent to $72.275 per share of Company Common Stock), subject to adjustment in certain circumstances. The Company Common Stock is quoted on the New York Stock Exchange ("NYSE") under the symbol "RAD". On November 5, 1997, the last reported sale price of the Company Common Stock on the NYSE Composite Tape was $63 1/4.

        Interest on the Notes is payable semiannually on March 15 and September 15 of each year, commencing on March 15, 1998. The Notes may be redeemed at the option of the Company on or after September 15, 2000, in whole or in part at the redemption prices set forth herein. See Description of Notes Optional Redemption . The Notes are not entitled to any sinking fund.

        In the event of a Change in Control (as defined in the Indenture), each holder of Notes may require the Company to repurchase its Notes, in whole or in part, for cash or, at the Company's option, Common Stock (valued at 95% of the average closing prices for the five trading days immediately preceding and including the third trading day prior to the repurchase date) at a repurchase price of 100% of the principal amount of Notes to be repurchased, plus accrued interest to the repurchase date. See "Description of Notes--Repurchase at Option of Holders Upon a Change in Control".

        The Notes are general unsecured obligations subordinated in right of payment to all existing and future Senior Debt (as defined in the Indenture) of the Company and effectively subordinated in right of payment to all indebtedness and other liabilities of the Company's subsidiaries. As of August 30, 1997, the aggregate amount of outstanding Senior Debt of the Company was approximately $2.7 billion. The Indenture will not restrict the Company or its subsidiaries from incurring additional Senior Debt or other indebtedness. See "Description of Notes--Subordination".

      THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                THIS PROSPECTUS. ANY REPRESENTATION TO THE
                     CONTRARY IS A CRIMINAL OFFENSE.


          The date of this Prospectus is                  , 1997.



                               THE COMPANY

        Rite Aid Corporation, incorporated in 1968, is one of the largest retail drugstore chains in the United States. As of August 30, 1997, Rite Aid operated over 3,965 drugstores, averaging within a range of approximately 7,200 to 20,000 square feet per store in size, in 31 eastern and western states and the District of Columbia and employed over 75,000 associates. Pharmacy service forms the core of Rite Aid's business, with prescriptions accounting for 50.2% of drugstore sales in the 26-week period ended August 30, 1997. Rite Aid's drugstores cater to convenience, offering a full selection of health and personal care products, seasonal merchandise and a large private label product line. Express mail with complementary services and one-hour photo departments have been added in select locations. Rite Aid's Eagle Managed Care Corp. subsidiary markets prescription plans and sells other managed health care services to employers, health maintenance organizations and government-sponsored employee benefit programs.

        On December 12, 1996, Rite Aid acquired Thrifty PayLess Holdings, Inc. ("Thrifty PayLess"), which was one of the largest drugstore retailers in the western United States with over 1,000 stores in 10 states, pursuant to a merger of Thrifty PayLess into Rite Aid (the "Thrifty PayLess Merger"). On August 27, 1997 the Company completed its acquisitions of K&B Incorporated, ("K&B") and Harco, Inc. ("Harco"). K&B, based in New Orleans, Louisiana, operates 186 stores in Louisiana, Alabama, Mississippi, Texas, Tennessee and Florida. It was the 13th largest drugstore chain in the U.S. with sales of $580 million for fiscal year 1996. Harco headquartered in Tuscaloosa, Alabama, operates 146 stores in Alabama, Mississippi and Florida. It was the 17th largest drugstore chain in the U.S. with sales of $258 million in fiscal year 1996.

        Rite Aid is in the process of integrating the Thrifty PayLess stores with its operations. Rite Aid has completed the installation of its point-of-sale system in each Thrifty PayLess store. Rite Aid is also near completion of the conversion of all Thrifty PayLess pharmacies to its proprietary pharmacy system. Rite Aid expects the elimination of duplicative overhead expenses and the combined Company's enhanced purchasing efficiencies to result in cost savings of approximately $75.0 million in the fiscal year ending February 28, 1998. In the first half of calendar year 1998, Rite Aid expects to begin renaming Thrifty PayLess stores "Rite Aid". Shortly after the completion of the Thrifty PayLess Merger, Rite Aid divested Bi-Mart Corporation, a warehouse merchandising operation.

        Rite Aid expects to rename all K&B and Harco stores "Rite Aid" and integrate them with Rite Aid's operations. Rite Aid expects to eliminate duplicative overhead expenses and believes that there are other cost-saving opportunities presented by the K&B and Harco acquisitions, due to the increased scale of operations and geographic diversity resulting from the K&B and Harco acquisitions. In addition, the application of Rite Aid's systems and technology to the K&B and Harco operations should result in greater efficiencies.

        Rite Aid's strategy is to operate drugstores in large, fast-growing metropolitan areas. Of the 60 largest metropolitan statistical areas ("MSAs") in the United States, Rite Aid operates in 33 and is the largest or second largest for retail drugstore prescription sales in 23 of those MSAs. In June 1997, consistent with Rite Aid's strategy of maintaining a leading market share position in each of its operating territories, Rite Aid completed the termination of its operations in North Carolina and South Carolina, selling approximately 186 stores.

        On September 15, 1997, Rite Aid commenced the redemption of (the "6 3/4% Notes Redemption") all of its outstanding 6 3/4% Convertible Subordinated Notes due 2006 (the "6 3/4% Notes"). Substantially all of 6 3/4% Notes were converted to shares of Rite Aid common stock prior to the close of the 6 3/4% Notes Redemption period on October 15, 1997.

        Rite Aid is a Delaware corporation with its principal executive offices located at 30 Hunter Lane, Camp Hill, Pennsylvania 17011. The telephone number of Rite Aid at such offices is (717) 761-2633.

                             USE OF PROCEEDS

        The Selling Holders will receive all of the proceeds from the sale of the Offered Securities. The Company will not receive any proceeds from the sale of the Offered Securities.

                    RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth the ratio of earnings to fixed charges for each of the last five fiscal years and for the 26-week period ended August 30, 1997.

                               26
                              Weeks                  Year Ended
                              Ended    ____________________________________
                              August   March  March  March   Feb.  Feb.
                               30,      1,      2,     4,    26,    27,
                               1997    1997   1996   1995   1994   1993

     Ratio of Earnings to
     Fixed Charges . . . . .   2.62    2.56   3.08   3.78   1.66  3.97

        For purposes of computing the ratio of earnings to fixed charges, earnings represent earnings from continuing operations before income taxes plus interest expense on indebtedness, amortization of debt discount and premium and the portion of rent expense deemed representative of an interest factor. Fixed charges include interest on indebtedness (whether expensed or capitalized), amortization of debt discount and premium and the portion of rent expense deemed representative of an interest factor.

                           DESCRIPTION OF NOTES

        The Notes were issued under an Indenture, dated as of September 10, 1997 (the "Indenture"), between the Company and Harris Trust and Savings Bank, as Trustee (the "Trustee"), copies of which are available for inspection at the Corporate Trust Office of the Trustee in Chicago, Illinois. In addition, the Trustee will maintain an office or agency in the Borough of Manhattan, The City of New York, where Notes may be surrendered for registration of transfer or exchange, for payment or where notices and demands to or upon the Trustee may be served. Wherever particular defined terms of the Indenture (including the Notes and the various forms thereof) are referred to, such defined terms are incorporated herein by reference (the Notes and various terms relating to the Notes being referred to in the Indenture as "Securities"). References in this section to the "Company" are solely to Rite Aid Corporation and not to its subsidiaries. The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the detailed provisions of the Notes and the Indenture, including the definitions therein of certain terms.

   GENERAL

        The Notes are unsecured subordinated obligations of the Company, are limited to $650,000,000 aggregate, and will mature on September 15, 2002. Payment in full of the principal amount of the Notes will be due on September 15, 2002. The Notes bear interest at the rate of 5.25% per annum from September 10, payable semiannually on March 15 and September 15 of each year, commencing on March 15, 1998. Interest payable per $1,000 principal amount of Notes for the period from September 10, 1997 to March 15, 1998 will be $26.98.

        The Notes are convertible into shares of Common Stock at the conversion price stated on the cover page hereof, subject to adjustment upon the occurrence of certain events described under "-Conversion Rights", at any time on or after September 15, 2000, prior to the close of business on the maturity date, unless previously redeemed or repurchased.

        The Notes are redeemable under the circumstances and at the redemption prices set forth below under "-Optional Redemption", plus accrued interest to the redemption date. The Notes are also subject to repurchase by the Company at the option of the Holders, as described below under "-Repurchase Option of Holders Upon Change in Control".

   FORM AND DENOMINATION

        Except as provided below, the Notes are represented by one or more global Notes in definitive, fully registered form without interest coupons (collectively, the "Global Notes") and will be deposited with the Trustee as custodian for DTC and registered in the name of a nominee of DTC.

        The Company initially appointed the Trustee at its corporate trust office as paying agent, transfer agent, registrar and conversion agent for the Notes. In such capacities, the Trustee will be responsible for, among other things, (i) maintaining a record of the aggregate holdings of Notes and accepting Notes for exchange and registration of transfer, (ii) ensuring that payments of principal, premium, if any, and interest in respect of the Notes received by the Trustee from the Company are duly paid to DTC or its nominees, (iii) transmitting to the Company any notices from holders, (iv) accepting conversion notices and related documents, and transmitting the relevant items to the Company and (v) delivering certificates for Common Stock issued in conversion of the Notes.

        The Company will cause each transfer agent to act as a registrar and will cause to be kept at the office of each transfer agent a register in which, subject to such reasonable regulations as it may prescribe, the Company will provide for the registration of the Notes and registration of transfers of the Notes. The Company may vary or terminate the appointment of any paying agent, transfer agent or conversion agent, or appoint additional or other such agents or approve any change in the office through which any such agent acts, provided that there shall at all times be a paying agent, a transfer agent and a conversion agent in the Borough of Manhattan, The City of New York, New York. The Company will cause notice of any resignation, termination or appointment of the Trustee or any paying agent, transfer agent or conversion agent, and of any change in the office through which any such agent will act, to be provided to Holders of the Notes.

   GLOBAL NOTES

        The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them from time to time. The Company takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

        Upon the issuance of the Global Notes, DTC credited, on its internal system, the respective principal amount of the individual beneficial interests represented by such Global Notes to the accounts with DTC ("participants") or persons who hold interests through participants. Ownership of beneficial interests in the Global Notes will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respects to interests of participants) and the records of participants (with respect to interest of persons other than participants).

        AS LONG AS DTC, OR ITS NOMINEE, IS THE REGISTERED HOLDER OF A GLOBAL NOTE, DTC OR SUCH NOMINEE, AS THE CASE MAY BE, WILL BE CONSIDERED THE SOLE OWNER AND HOLDER OF THE NOTES REPRESENTED BY SUCH GLOBAL NOTE FOR ALL PURPOSES UNDER THE INDENTURE AND THE NOTES. Unless DTC notifies the Company that it is unwilling or unable to continue as depository for a Global Note, or ceases to be a "Clearing Agency" registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or announces an intention permanently to cease business or does in fact do so, or an Event of Default has occurred and is continuing with respect to a Global Note, owners of beneficial interests in a Global Note will not be entitled to have any portions of such Global Note registered in their names, will not receive or be entitled to receive physical delivery of Notes in definitive form and will not be considered the owners or Holders of the Global Note (or any Notes presented thereby) under the Indenture or the Notes. In addition, no beneficial owner of an interest in a Global Note will be able to transfer that interest except in accordance with DTC's applicable procedures (in addition to those under the Indenture referred to herein). In the event that owners of beneficial interests in a Global Note become entitled to receive Notes in definitive form, such Notes will be issued only in registered form in denominations of $1,000 and integral multiples thereof.

        Payments of the principal of, premium, if any, and interest on Global Notes will be made to DTC or its nominee as the registered owner thereof. Neither the Company, the Trustee nor any of their respective agents will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

        Subject to the following considerations, beneficial interests in the Global Notes will trade in DTC's Same-Day Funds Settlement System, and secondary market trading activity in such interests will therefore settle in immediately available funds. The Company expects that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a Global Note representing any Notes held by it or its nominee, will immediately credit participants' accounts with payment in amounts proportionate to their respective beneficial interests in the principal amount of such Global Notes for such Notes as shown on the records of DTC or its nominee. The Company also expects that payments by participants to owners of beneficial interest in such Global Notes held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name". Such payments will be the responsibility of such participants.

        Transfers between participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds.

        DTC has advised the Company that it will take any action permitted to be taken by a holder of Notes (including the presentation of Notes for exchange as described below) only at the direction of one or more participants to whose account with DTC interests in the Global Notes are credited and only in respect of such portion of the aggregated principal amount of the Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default (as defined below) under the Notes, DTC reserves the right to exchange the Global Notes for legended Notes in certificated form, and to distribute such Notes to its participants.

        DTC has advised the Company as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code, as amended, and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Indirect access to the DTC system is available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

        Although DTC has agreed to the foregoing procedures in order to facilitate transfers of beneficial ownership interests in the Global Notes among participants of DTC they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of the Company, the Trustee nor any of their respective agents will have any responsibility for the performance by DTC, its participants or indirect participants of their respective obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to, or payments made on account of, beneficial ownership interests in Global Notes.

   CERTIFICATED NOTES

        If DTC is at any time unwilling or unable to continue as a depositary for the reasons set forth above under "-Global Notes" (as the case may be) is closed for business for 14 continuous days or announces an intention to cease or permanently ceases business, the Company will issue certificates for the Notes in definitive, fully registered, non-global form without interest coupons in exchange for the Global Notes, as the case may be.

        The holder of a Note in non-global form may transfer such Note, subject to compliance with the provisions of such legend, by surrendering it at the office or agency maintained by the Company for such purpose in the Borough of Manhattan, the City of New York, which initially will be the office of the Trustee. Upon the transfer, exchange or replacement of Notes bearing the legend, or upon specific request for removal of the legend on a Note, the Company will deliver only Notes that bear such legend, or will refuse to remove such legend, as the case may be, unless there is delivered to the Company such satisfactory evidence, which may include an opinion of counsel, as may reasonably be required by the Company that neither the legend nor the restrictions on transfer set forth therein are required to ensure compliance with the provisions of the Securities Act. Before any Note in non-global form may be transferred to a person who takes delivery in the form of an interest in any Global Note, the transferor will be required to provide the Trustee with a Global Note Certificate, as the case may be.

        Notwithstanding any statement herein, the Company and the Trustee reserve the right to impose such transfer, certification, exchange or other requirements, and to require such restrictive legends on certificates evidencing Notes, as they may determine are necessary to ensure compliance with the securities laws of the United States and the States therein and any other applicable laws, to ensure that the Shelf Registration Statement or amendment covering the Notes and the Common Stock is declared effective by the Commission or as DTC may require.

   CONVERSION RIGHTS

        The Holder of any Note has the right, at the Holder's option, to convert any portion of the principal amount of a Registered Note that is an integral multiple of $1,000, into shares of Common Stock at any time prior to the close of business on the maturity date, unless previously redeemed or repurchased at a conversion rate of 13.836 shares per $1,000 principal amount of Notes (equivalent to a conversion price of $72.275 per share) (subject to adjustment as described below). The right to convert a Note called for redemption or delivered for repurchase will terminate at the close of business on the redemption date or repurchase date for such Note.

        The right of conversion attaching to any Note may be exercised by the Holder by delivering the Note at the specified office of the Conversion Agent, accompanied by a duly signed and completed notice of conversion, a copy of which may be obtained from the Conversion Agent. The conversion date will be the date on which the Note and the duly signed and completed notice of conversion are so delivered, unless otherwise provided by such notice. As promptly as practicable on or after the conversion date, the Company will issue and deliver to the Trustee a certificate or certificates for the number of full shares of Common Stock issuable upon conversion, together with payment in lieu of any fraction of a share or, at the Company's option, rounded up to the next whole number of shares; such certificate, and payment, if any, will be sent by the Trustee to the Conversion Agent for delivery to the Holder. Any Note surrendered for conversion during the period from the close of business on any Regular Record Date to the opening of business on the next succeeding Interest Payment Date (except Notes called for redemption on a Redemption Date or to be repurchased on a Repurchase Date and as a result, the right to convert such Notes with respect to which the Holder has exercised redemption or repurchase rights would terminate during such period) must be accompanied by payment in New York Clearing House Funds or other funds acceptable to the Company of an amount equal to the interest payable on such Interest Payment Date on the principal amount of such Notes being surrendered for conversion. In the case of any Note which has been converted after any Regular Record Date but before the next Interest Payment Date, interest the Stated Maturity of which is on such Interest Payment Date shall be payable on such Interest Payment Date notwithstanding such conversion, and such interest shall be paid to the Holder of such Note on such Regular Record Date. As a result of the foregoing provisions, Holders that surrender Notes for conversion on a date that is not an Interest Payment Date will not receive any interest for the period from the Interest Payment Date next preceding the date of conversion to the date of conversion or for any later period, even if the Notes are surrendered after a notice of redemption (except for the payment of interest on Notes called for redemption on a Redemption Date or to be repurchased on a Repurchase Date for which the right to convert such Notes would terminate during the period between a Regular Record Date and the Interest Payment Date to which it relates). No other payment or adjustment for interest, or for any dividends in respect of Common Stock, will be made upon conversion. Holders of Common Stock issued upon conversion will not be entitled to receive any dividends payable to holders of Common Stock as of any record time before the close of business on the conversion date. No fractional shares will be issued upon conversion but, in lieu thereof, the Company will calculate an appropriate amount to be paid in cash based on the market price of Common Stock at the close of business on the day of conversion. Such market price will be calculated by the Company and shall be deemed to be the average of the daily Closing Prices per share for the five consecutive Trading Days selected by the Company commencing not more than 10 Trading Days before, and ending not later than, the earlier of the day in question and the day before the "ex" date with respect to an issuance or distribution requiring such computation. The term "ex" date, when used with respect to any issuance or distribution, means the first date on which the Common Stock trades without the right to receive such issuance or distribution. "Closing Price Per Share" means, for any day, the last reported sales price per share on the NYSE. A "Trading Day" is any day on which the NYSE is open for business.

        A Holder delivering a Note for conversion will not be required to pay any taxes or duties in respect of the issue or delivery of Common Stock on conversion but will be required to pay any tax or duty which may be payable in respect of any transfer involved in the issue or delivery of the Common Stock in a name other than that of the Holder of the Note. Certificates representing shares of Common Stock will not be issued or delivered unless the person requesting such issue has paid to the Company the amount of any such tax or duty or has established to the satisfaction of the Company that such tax or duty has been paid.

        The conversion rate is subject to adjustment in certain events, including: (a) dividends (and other distributions) payable in Common Stock on shares of capital stock of the Company, (b) the issuance to all holders of Common Stock of rights, options or warrants entitling them to subscribe for or purchase Common Stock at less than the then current market price (determined as provided in the Indenture) of Common Stock, (c) subdivisions, combinations and reclassifications of Common Stock, (d) distributions to all holders of Common Stock of evidences of indebtedness of the Company, shares of capital stock, cash or assets (including securities, but excluding those dividends, rights, options, warrants and distributions referred to above, dividends and distributions paid exclusively in cash and distributions upon mergers or consolidations to which the next succeeding paragraph applies), (e) distributions consisting exclusively of cash (excluding any cash portion of distributions referred to in (d) above, or cash distributed upon a merger or consolidation to which the next succeeding paragraph applies) to all holders of Common Stock in an aggregate amount that, combined together with (i) other such all-cash distributions made within the preceding 12 months in respect of which no adjustment has been made and (ii) any cash and the fair market value of other consideration payable in respect of any tender offer by the Company or any of its subsidiaries for Common Stock concluded within the preceding 12 months in respect of which no adjustment has been made, exceeds 12.5% of the Company's market capitalization (being the product of the then current market price of the Common Stock and the number of shares of Common Stock then outstanding) on the record date for such distribution, and (f) the successful completion of a tender offer made by the Company or any of its subsidiaries for Common Stock which involves an aggregate consideration that, together with
   (i) any cash and other consideration payable in a tender offer by the Company or any of its subsidiaries for Common Stock expiring within the 12 months preceding the expiration of such tender offer in respect of which no adjustment has been made and (ii) the aggregate amount of any such all-cash distributions referred to in (e) above to all holders of Common Stock within the 12 months preceding the expiration of such tender offer in respect of which no adjustments have been made, exceeds 12.5% of the Company's market capitalization on the expiration of such tender offer. The Company reserves the right to make such increases in the conversion rate in addition to those required in the foregoing provisions as it considers to be advisable in order that any event treated for federal income tax purposes as a dividend or distribution of stock or issuance of rights or warrants to purchase or subscribe for stock will not be taxable to the recipients. No adjustment of the conversion rate will be required to be made until the cumulative adjustments amount to 1.0% or more of the conversion rate. The Company shall compute any adjustments to the conversion price pursuant to this paragraph and will give notice to the Holders of the Notes of any adjustments.

        In case of any consolidation or merger of the Company with or into another Person or any merger of another Person into the Company (other than a merger which does not result in any reclassification, conversion, exchange or cancellation of the Common Stock), or in case of any sale or transfer of all or substantially all of the assets of the Company, each Note then outstanding will, without the consent of the Holder of any Note or coupon, become convertible only into the kind and amount of securities, cash and other property, if any, receivable upon such consolidation, merger, sale or transfer by a holder of the number of shares of Common Stock into which such Note was convertible immediately prior thereto (assuming such holder of Common Stock failed to exercise any rights of election and that such Note was then convertible).

        If at any time the Company makes a distribution of property to its stockholders which would be taxable to such stockholders as a dividend for federal income tax purposes (e.g., distribution of evidences of indebtedness or assets of the Company, but generally not stock dividends on Common Stock or rights to subscribe for Common Stock) and, pursuant to the anti-dilution provisions of the Indenture, the number of shares into which Notes are convertible is increased, such increase may be deemed for federal income tax purposes to be the payment of a taxable dividend to Holders of Notes. See "Certain U.S. Federal Income Tax Consequences".

   SUBORDINATION

        The payment of the principal of, premium, if any and interest on, the Notes and coupons will be subordinated in right of payment to the extent set forth in the Indenture to the prior payment in full of all Senior Debt of the Company. "Senior Debt" means the principal of (and premium, if any) and interest (including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding) on, and all fees and other amounts (including collection expenses, attorney's fees and late charges) owing with respect to, the following, whether direct or indirect, absolute or contingent, secured or unsecured, due or to become due, outstanding at the date of execution of the Indenture or thereafter incurred, created or assumed: (a) indebtedness of the Company for money borrowed or evidence by bonds, debentures, notes or similar instruments, (b) reimbursement obligations of the Company with respect to letters of credit, bankers' acceptances and similar facilities issued for the account of the Company, (c) every obligation of the Company issued or assumed as the deferred purchase price of property or services purchased by the Company, excluding any trade payables and other accrued current liabilities incurred in the ordinary course of business, (d) obligations of the Company as lessee under leases required to be capitalized on the balance sheet of the lessee under U.S. generally accepted accounting principles, (e) obligations of the Company under interest rate and currency swaps, caps, floors, collars or similar arrangements intended to protect the Company against fluctuations in interest or currency exchange rates,
   (f) indebtedness of others of the kinds described in the preceding clauses (a) through (e) that the Company has assumed, guaranteed or otherwise assured the payment thereof, directly or indirectly, and/or
   (g) deferrals, renewals, extensions and refundings of, or amendments, modifications or supplements to, any indebtedness or obligation described in the preceding clauses (a) through (f) whether or not there is any notice to or consent of the Holders of Notes; provided, however, that the following shall not constitute Senior Debt: (i) any particular indebtedness or obligation that is owed by the Company to any of its direct and indirect Subsidiaries and (ii) any particular indebtedness, deferral, renewal, extension or refunding if it is expressly stated in the governing terms or in the assumption thereof that the indebtedness involved is not senior in right of payment to the Notes or that such indebtedness is pari passu with or junior to the Notes.

        No payment on account of principal, premium, if any, or interest on, the Notes or any coupon may be made if there shall have occurred
   (i) a default in the payment of principal, premium, if any, or interest (including a default under any repurchase or redemption obligation) with respect to any Senior Debt or (ii) any other event of default with respect to any Senior Debt, permitting the holders thereof to accelerate the maturity thereof, and such event of default shall not have been cured or waived or shall not have ceased to exist after written notice of such event of default shall have been given to the Company and the Trustee by any holder of Senior Debt. Upon any acceleration of the principal due on the Notes or payment or distribution of assets of the Company to creditors upon any dissolution, winding up, liquidation or reorganization, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other proceedings, all principal, premium, if any and interest due on all Senior Debt must be paid in full before the Holders of the Notes are entitled to receive any payment. By reason of such subordination, in the event of insolvency, creditors of the Company who are holders of Senior Debt may recover more, ratably, than the Holders of the Notes, and such subordination may result in a reduction or elimination of payments to the Holders of the Notes.

        As of August 30, 1997, the aggregate principal amount of outstanding Senior Debt was approximately $2.7 billion. In addition, the Notes will be structurally subordinated to all indebtedness and other liabilities (including trade payable and lease obligations) of the Company's subsidiaries, as any right of the Company to receive any assets of its subsidiaries upon their liquidation or reorganization (and the consequent right of the Holders of the Notes to participate in those assets) will be effectively subordinated to the claims of that subsidiary's creditors (including trade creditors), except to the extent that the Company itself is recognized as a creditor of such subsidiary, in which case the claims of the Company would still be subordinate to any security interest in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by the Company.

        The Indenture does not limit the Company's ability to incur Senior Debt or any other indebtedness.

   OPTIONAL REDEMPTION

        The Notes may not be redeemed prior to September 15, 2000. Thereafter, the Notes may be redeemed, in whole or in part, at the option of the Company, upon not less than 30 nor more than 60 days' prior notice as provided under "-Notices" below, at the redemption prices set forth below.

        The redemption prices (expressed as a percentage of principal amount) are as follows for the 12-month period beginning on September 15 of the following years:

                           Redemption
         Year              Price
         ------            ----------
         2000  . . . . .   102.10%
         2001  . . . . .   101.05%

   and thereafter at a redemption price equal to 100% of the principal amount, in each case together with accrued interest to the date of redemption.

   REPURCHASE AT OPTION OF HOLDERS UPON A CHANGE IN CONTROL

        If a Change in Control (as defined) occurs, each Holder of Notes shall have the right, at the Holder's option, to require the Company to repurchase all of such Holder's Notes, or any portion of the principal amount thereof that is equal to $1,000 or an integral multiple of $1,000 in excess thereof, on the date (the "Repurchase Date") that is 45 days after the date of the Company Notice (as defined), at a price equal to 100% of the principal amount of the Notes to be repurchased (the "Repurchase Price"), together with interest accrued to the Repurchase Date.

        The Company may, at its option, in lieu of paying the Repurchase Price in cash, pay the Repurchase Price in Common Stock, the fair market value of which Common Stock shall be equal to 95% of the average of the closing prices of the Common Stock for the five consecutive Trading Days ending on and including the third Trading Day preceding the Repurchase Date, provided that payment may not be made in Common Stock unless such shares are listed on a national securities exchange or traded on the Nasdaq National Market at the time of payment.

        Within 30 days after the occurrence of a Change in Control, the Company is obligated to give to all Holders of the Notes notice, as provided in the Indenture (the "Company Notice"), of the occurrence of such Change in Control and of the repurchase right arising as a result thereof. The Company Notice shall be sufficiently given to Holders of Notes if in writing and mailed, first class postage prepaid, to each Holder of a Note affected by such event, at the address of such Holder. The Company must also deliver a copy of the Company Notice to the Trustee. To exercise the repurchase right, a Holder of Notes must deliver on or before the 30th day after the date of the Company Notice irrevocable written notice to the Trustee of the Holder's exercise of such right, together with the Notes with respect to which the right is being exercised. At least two business days prior to the Repurchase Date, the Company must publish a notice in the manner described above specifying whether the Company will pay the Repurchase Price in cash or in Common Stock.

        A Change in Control shall be deemed to have occurred at such time after the original issuance of the Notes as there shall occur:

        (i) the acquisition by any Person of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of shares of capital stock of the Company entitling such Person to exercise 50% or more of the total voting power of all shares of capital stock of the Company entitled to vote generally in elections of directors, other than any such acquisition by the Company, any subsidiary of the Company or any employee benefit plan of the Company; or

        (ii) any consolidation of the Company with, or merger of the Company into, any other Person, any merger of another person into the Company, or any sale or transfer of all or substantially all of the assets of the Company to another Person (other than (a) any such transaction (x) which does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock and (y) pursuant to which holders of Common Stock immediately prior to such transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of capital stock entitled to vote generally in the election of directors of the continuing or surviving person immediately after such transaction and (b) any merger which is effected solely to change the jurisdiction of incorporation of the Company and results in a reclassification, conversion or exchange of outstanding shares of Common Stock into solely shares of common stock);

   provided, however, that a Change in Control shall not be deemed to have occurred if either (a) the closing price per share of the Common Stock for any five Trading Days within the period of 10 consecutive Trading Days ending immediately after the later of the Change in Control or the public announcement of the Change in Control (in the case of a Change in Control under clause (i) above) or ending immediately before the Change in Control (in the case of a Change in Control under clause (ii) above) shall equal or exceed 105% of the Conversion Price of the Notes in effect on each such Trading Day, or
   (b) all of the consideration (excluding cash payments for fractional shares) in the transaction or transactions constituting the Change in Control consists of common stock traded on a national securities exchange or quoted on the Nasdaq National Market and as a result of such transaction or transactions the Notes become convertible solely into such common stock. "Beneficial owner" shall be determined in accordance with Rule 13d-3 promulgated by the Commission under the Exchange Act, as in effect on the date of original execution of the Indenture.

        Any repurchase in connection with a Change in Control would, absent a waiver from the holders of Senior Debt, be blocked by the subordination provisions of the Notes. See "-Subordination". Failure by the Company to repurchase the Notes when required would result in an Event of Default with respect to the Notes whether or not such repurchase is permitted by the subordination provisions. See "-Events of Default".

        Rule 13e-4 under the Exchange Act requires the dissemination of certain information to security holders in the event of an issuer tender offer and may apply in the event that the repurchase option becomes available to Holders of the Notes. The Company will comply with this rule to the extent applicable at that time.

        The foregoing provisions would not necessarily afford Holders of the Notes protection in the event of highly leveraged or other transactions involving the Company that may adversely affect Holders.

   MERGERS AND SALES OF ASSETS BY THE COMPANY

        The Company may not consolidate with or merge into any other Person or, directly or indirectly, convey, transfer, sell, lease or otherwise dispose of all or substantially all of its properties and assets to any Person (other than a wholly owned subsidiary), and the Company may not permit any Person (other than a wholly owned subsidiary) to consolidate with or merge into the Company or convey, transfer, sell, lease or otherwise dispose of all or substantially all of its properties and assets to the Company, unless (a) the Person formed by such consolidation or into which the Company is merged or the Person to which the properties and assets of the Company are so transferred or leased is a corporation, limited liability company, partnership or trust organized and existing under the laws of the United States, any State thereof or the District of Columbia and has expressly assumed the due and punctual payment of the principal of, premium, if any, and interest on the Notes and coupons and the performance of the other covenants of the Company under the Indenture,
   (b) immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of the Company or a Subsidiary as a result of such transaction as having been incurred by the Company or such Subsidiary at the time of such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing, (c) if, as a result of any such consolidation or merger or such conveyance, transfer or lease, properties or assets of the Company would become subject to a mortgage, pledge, lien, security interest or other encumbrance which would not be permitted by this Indenture, the Company or such successor corporation or Person, as the case may be, shall take such steps as shall be necessary effectively to secure the Securities equally and ratably with (or prior to) all indebtedness secured thereby, and (d) the Company has provided to the Trustee an Officers' Certificate and Opinion of Counsel as provided in the Indenture.

   EVENTS OF DEFAULT

        The following will be Events of Default under the Indenture: (a) failure to pay any interest (including Liquidated Damages) on any Note or coupon when due, continuing for 30 days, whether or not such payment is prohibited by the subordination provisions of the Indenture; (b) failure to pay the principal or Redemption Price or Repurchase Price of any Note when due, whether or not such payment is prohibited by the subordination provisions of the Indenture; (c) default in the Company's obligation to provide notice of a Change in Control; (d) failure to perform any other covenant or warranty of the Company in the Indenture, continuing for 60 days after written notice to the Company by the Trustee as provided in the Indenture; (e) default under any bond, debenture, note or other evidence of Indebtedness of the Company or under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness of the Company (including the Notes), whether such Indebtedness now exists or shall hereafter be created, which default shall constitute a failure to pay an aggregate principal amount exceeding $10,000,000 of such Indebtedness when due and payable after the expiration of any applicable grace period with respect thereto and shall have resulted in such Indebtedness in an aggregate principal amount exceeding $10,000,000 becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such Indebtedness having been discharged, or such acceleration having been rescinded or annulled, within a period of 10 days written notice (a Notice of Default) must be given to the Company by the Trustee or to the Company and the Trustee as provided in the Indenture, unless remedied, cured or waived as provided in the Indenture; and (f) certain events of bankruptcy, insolvency or reorganization. Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable indemnity. Subject to such provisions for the indemnification of the Trustee, the Holders of a majority in aggregate principal amount of the Outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

        If an Event of Default (other than an Event of Default specified in subsections (a), (b), and (f) above) occurs and is continuing, the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Notes may declare the principal amount (or specified amount) of all the Notes to be due and payable immediately, by a notice in writing to the Company (and to the Trustee if given by Holders), and upon any such declaration such principal and any accrued interest and any unpaid Liquidated Damages thereon will become immediately due and payable. If an Event of Default specified in subsections (a) or (b) occurs and is continuing, the Holder of any Outstanding Note may, by notice in writing to the Company (with a copy to the Trustee), declare the principal of such Note to be due and payable immediately, and upon any such declaration such principal and (subject to Indenture) any accrued interest and Liquidated Damages thereon will become immediately due and payable. If an Event of Default specified in subsection (f) occurs and is continuing, the principal and any accrued interest, together with any Liquidated Damages thereon, on all of the Notes then Outstanding shall ipso facto become due and payable immediately without any declaration or other Act on the part of the Trustee or any Holder.

        At any time after a declaration of acceleration has been made but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of Outstanding Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal and interest have been cured or waived as provided in the Indenture.

        No Holder of any Note will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default and unless also the Holders of at least 25% in aggregate principal amount of the Outstanding Notes shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee, and the Trustee shall not have received from the Holders of a majority in aggregate principal amount of the Outstanding Notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted by a Holder of a Note for the enforcement of payment of the principal of, premium, if any, or interest on such Note on or after the respective due dates expressed in such Note or of the right to convert such Note in accordance with the Indenture.

        The Company will be required to furnish to the Trustee annually a statement as to the performance by the Company of certain of its obligations under the Indenture and as to any default in such performance.

   MODIFICATION AND WAIVER

        The Indenture contains provisions permitting the Company and the Trustee to enter into a supplemental indenture without the consent of the Holders, (a) to evidence the succession of another Person to the Company and the assumption by such successor of the covenants and obligations under the Indenture and the Notes, (b) to add to the covenants for the benefit of the Holders or to surrender any right or power conferred upon the Company under the Indenture, (c) to secure the Notes, (d) to modify the restrictions on, and procedures for, resale and other transfers of the notes pursuant to law, regulation or practice relating to the resale or transfer of restricted securities generally, (e) to make provision with respect to the conversion rights of Holders pursuant to the Indenture, (f) to accommodate the issuance of Notes in book-entry or definitive form and related matters not affecting adversely the interests of the Holders, (g) to comply with the requirements of the Commission in order to effect and maintain the qualification of the Indenture under the Trust Indenture Act of (h) to cure any ambiguity or correct or supplement any provision of the Indenture, provided that such action shall not adversely affect the interests of the Holders in any material respect. In addition, modifications and amendments of the Indenture may be made, and certain past defaults by the Company may be waived, with the written consent of the Holders of not less than a majority in aggregate principal amount of the Notes at the time Outstanding. However, no such modification or amendment may, without the consent of the Holder of each Outstanding Note affected thereby, (a) change the Stated Maturity of the principal of, or any installment of interest on, any Note, (b) reduce the principal amount of, or the premium, if any, or rate of interest on, any Note, (c) reduce the amount payable upon redemption or repurchase, (d) modify the provisions with respect to the repurchase right of the Holders in a manner adverse to the Holders,
   (e) change the coin or currency of payment of principal of, premium, if any, or interest on, any Note or coupon, (f) impair the right to institute suit for the enforcement of any payment on or with respect to any Note or coupon, (g) adversely affect the right to convert Notes, (h) modify the subordination provisions in a manner adverse to the Holders of the Notes, (i) reduce the above-stated percentage of Outstanding Notes necessary to modify or amend the Indenture, (j) reduce the percentage of aggregate principal amount of Outstanding Notes necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults, (k) reduce the percentage in aggregate principal amount of Notes Outstanding required for the adoption of a Resolution or the quorum required at any meeting of Holders of Notes at which a Resolution is adopted, or (1) modify the obligation of the Company to deliver information required under Rule 144A to permit resales of Notes and Common Stock issuable upon conversion thereof in the event the Company ceases to be subject to certain reporting requirements under the U.S. securities laws.

        The Holders of a majority in aggregate principal amount of the Outstanding Notes may waive compliance by the Company with certain restrictive provisions of the Indenture. The Holders of a majority in aggregate principal amount of the Outstanding Notes may waive any past default under the Indenture, except a default in the payment of principal, premium, if any, or interest.

   TRANSFER AND EXCHANGE

        The Company has initially appointed the Trustee as security registrar and transfer agent, acting through its office or agency in the City of New York. The Company reserves the right to vary or terminate the appointment of the security registrar or of any transfer agent or to appoint additional or other transfer agents or to approve any change in the office through which any security registrar or any transfer agent acts.

   PURCHASE AND CANCELLATION

        The Company or any subsidiary may at any time and from time to time purchase Notes at any price in the open market or otherwise.

        All Securities and coupons surrendered for payment, redemption, repurchase, registration of transfer or exchange or conversion shall, if surrendered to any Person other than the Trustee, be delivered to the Trustee. All Securities so delivered to the Trustee shall be canceled promptly by the Trustee. No Securities shall be authenticated in lieu of or in exchange for any Securities canceled as provided in the Indenture. Unless otherwise requested by the Company and confirmed in writing, the Trustee shall, from time to time but not less than once annually, destroy all canceled Securities and coupons and deliver to the Company a certificate of destruction, which certificate shall specify the number, principal amount and, in the case of Securities, the form of each canceled Security and coupon so destroyed.

   TITLE

        The Company and the Trustee may treat the registered owner (as reflected in the Security Register) of any Note as the absolute owner thereof (whether or not such Note shall be overdue) for the purpose of making payment and for all other purposes.

   NOTICES

        Notice to Holders of the Notes will be given by mail to the addresses of such Holders as they appear in the Security Register. Such notices will be deemed to have been given on the date of the first such publication or on the date of such mailing, as the case may be.

        Notice of a redemption of Notes will be given at least once not less than 30 nor more than 60 days prior to the redemption date (which notice shall be irrevocable) and will specify the redemption date.

   REPLACEMENT OF NOTES

        Notes that become mutilated, destroyed, stolen or lost will be replaced by the Company at the expense of the Holder upon delivery to the Trustee or to a transfer agent outside the United States of the mutilated Notes or evidence of the loss, theft or destruction thereof satisfactory to the Company and the Trustee. In the case of a lost, stolen or destroyed Note indemnity satisfactory to the Trustee and the Company may be required at the expense of the Holder of such Note before a replacement Note will be issued.

   PAYMENT OF STAMP AND OTHER TAXES

        The Company shall pay all stamp and other duties, if any, which may be imposed by the United States or the United Kingdom or any political subdivision thereof or taxing authority thereof or therein with respect to the issuance of the Notes. The Company will not be required to make any payment with respect to any other tax, assessment or governmental charge imposed by any government or any political subdivision thereof or taxing authority therein.

   GOVERNING LAW

        The Indenture, the Notes and the coupons will be governed by and construed in accordance with the laws of the State of New York, United States of America.

   THE TRUSTEE

        The Trustee for the Holders of the Notes issued under the Indenture will be Harris Trust and Savings Bank.

        In case an Event of Default shall occur (and shall not be cured), the Trustee will be required to use the degree of care of a prudent person in the conduct of his own affairs in the exercise of its powers. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the Holders of Notes, unless they shall have offered to the Trustee reasonable security or indemnity.

                       DESCRIPTION OF CAPITAL STOCK

        The statements set forth under this heading with respect to Rite Aid's Restated Certificate of Incorporation (the "Rite Aid Charter"), Rite Aid's By-laws (the "Rite Aid By-laws") and the Delaware General Corporation Law (the "DGCL"), are brief summaries thereof and do not purport to be complete. Such statements are subject to the detailed provisions of the Rite Aid Charter, the Rite Aid By-laws and the DGCL.

        Under the Rite Aid Charter, Rite Aid's authorized capital stock consists of 300,000,000 shares of Common Stock and 20,000,000 shares of Preferred Stock, par value $1.00 per share ("Preferred Stock").

   PREFERRED STOCK

        No shares of Preferred Stock are issued or outstanding. The Board of Directors of Rite Aid (the "Board") is authorized to issue Preferred Stock in one or more series and to determine liquidation preferences, voting rights, dividend rights, conversion rights and redemption rights thereof. The ability of the Board to issue and set the terms of Preferred Stock could have the effect of making it more difficult for a third person to acquire, or of discouraging a third person from attempting to acquire, control of Rite Aid.

   COMMON STOCK

        There were 128,855,676 shares of Common Stock issued and outstanding as of October 31, 1997, which includes shares of Common Stock issuable as a result of the Thrifty PayLess Merger upon surrender of the certificates formerly representing shares of Thrifty PayLess common stock. On such date, an additional 6,532,169 shares of Common Stock were issued and held in the treasury of Rite Aid, 8,993,400 shares were reserved for issuance pursuant to the terms of the Notes and 9,867,326 shares of Common Stock were reserved for issuance under Rite Aid's 1990 Omnibus Stock Incentive Plan, as amended.

        The holders of Common Stock are entitled to receive ratably, from funds legally available for the payment thereof, dividends when and as declared by resolution of the Board, subject to any preferential dividend rights granted to the holders of any outstanding Preferred Stock.

        Each holder of Common Stock is entitled to one vote in respect of each share of such stock. Holders of Common Stock do not have preemptive, subscription, redemption or conversion rights. The outstanding shares of Common Stock are duly authorized, validly issued, fully paid and nonassessable.

   CHARTER PROVISIONS

        The Rite Aid Charter specifies that the Board shall be divided into three classes, as nearly equal in number as possible, and shall consist of not less than three nor more than 15 directors elected for three-year staggered terms. The Rite Aid By-laws provide that the number of directors on the Board may be fixed by the Board only, or if the number is not fixed, the number will be seven. The number of directors may be increased or decreased by the Board only. In the interim period between annual meetings of stockholders or of special meetings of stockholders, vacancies and newly created directorships may be filled by the Board. Any directors so elected will hold office until the next election of the class to which such directors have been elected. The Board currently consists of 12 directors.

        The Rite Aid Charter requires that any mergers, consolidations, asset dispositions and other transactions involving a beneficial owner of 10% or more of the voting power of the then outstanding classes of stock entitled to vote in the election of directors (the "Voting Stock") be approved, unless certain conditions are satisfied, by the affirmative vote of the holders of shares representing not less than 75% of the Voting Stock. These special voting requirements do not apply if the transaction is approved by a majority of the Continuing Directors (as defined below) or the consideration offered to the stockholders of Rite Aid meets specified fair price standards (including related procedural requirements as to the form of consideration and continued payment of dividends). "Continuing Director" as defined in the Rite Aid Charter means a member of the Board who was not affiliated with a Related Person (as defined below) and was a member of the Board prior to the time that the Related Person acquired the last shares of Common Stock entitling such Related Person to exercise, in the aggregate, in excess of 10% of the total voting power of all classes of Voting Stock, or any individual, corporation, partnership, person or other entity ("Person") recommended to succeed a Continuing Director by a majority of Continuing Directors. "Related Person" as defined in the Rite Aid Charter means any Person, affiliate or associate of such Person, which has beneficial ownership directly or indirectly of shares of stock of Rite Aid entitling such Person to exercise more than 10% of the total voting power of all classes of Voting Stock.

        The Rite Aid Charter also provides that any corporate action either (i) taken at a special meeting of stockholders called by the Board, a majority of whose members are not Continuing Directors or
   (ii) approved by written consent of stockholders, shall require the approval of not less than 75% of the then outstanding Voting Stock.

   CHANGE OF CONTROL

        Section 203 of the DGCL prohibits generally a public Delaware corporation, including Rite Aid, from engaging in a Business Combination (as defined below) with an Interested Stockholder (as defined below) for a period of three years after the date of the transaction in which an Interested Stockholder became such, unless:
   (i) the board of directors of such corporation approved, prior to the date such Interested Stockholder became such, either such Business Combination or such transaction; (ii) upon consummation of such transaction, such Interested Stockholder owns at least 85% of the voting shares of such corporation (excluding specified shares); or
   (iii) such Business Combination is approved by the board of directors of such corporation and authorized by the affirmative vote (at an annual or special meeting and not by written consent) of at least 66 2/3% of the outstanding voting shares of such corporation (excluding shares held by such Interested Stockholder). A Business Combination includes (i) mergers, consolidations and sales or other dispositions of 10% or more of the assets of a corporation to or with an Interested Stockholder, (ii) certain transactions resulting in the issuance or transfer to an Interested Stockholder of any stock of such corporation or its subsidiaries and (iii) certain other transactions resulting in a financial benefit to an Interested Stockholder. An "Interested Stockholder" is a person who owns (or, if such person is an affiliate or associate of the corporation, within a three-year period did own) 15% or more of a corporation's stock entitled to vote generally in the election of directors and, the affiliates and associates of such person.

               CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

        The following is a general summary of certain U.S. Federal income and estate tax consequences of the ownership and disposition to initial holders of the Notes and the Common Stock held as capital assets. For purposes of this summary, a "U.S. Holder" is (i) a citizen or resident of the U.S., (ii) a corporation or other entity taxable as a corporation created or organized in the U.S. or under the laws of the U.S. or of any political subdivision thereof, (iii) an estate or trust whose income is includible in gross income for U.S. Federal income tax purposes regardless of its source, or (iv) an individual or entity otherwise subject to U.S. Federal income tax on its worldwide income on a net income basis; and a "Non-U.S. Holder" is any holder other than a U.S. Holder. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), regulations, rulings, and decisions in effect or available on the date of this Prospectus. All of the foregoing are subject to change, which change may apply retroactively and could affect the continued validity of this summary. This summary does not address all aspects of U.S. Federal income tax law that may be relevant to holders that may be subject to special treatment under such laws (for example, insurance companies, tax-exempt organizations, financial institutions, broker-dealers, holders whose "functional" currency is not the U.S. dollar, or holders who engage in certain "straddle" or "hedging" transactions). ACCORDINGLY, PROSPECTIVE INVESTORS ARE URGED TO CONSULT WITH THEIR TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF OWNING AND DISPOSING OF THE NOTES AND COMMON STOCK.


   TAX TREATMENT OF U.S. HOLDERS

      Dividends and Sale or Disposition

        A U.S. Holder will not recognize gain or loss upon the conversion of the Notes solely into Common Stock of the Company (except with respect to cash in lieu of fractional shares). The U.S. Holder's basis in the Common Stock received on conversion will be the same as the U.S. Holder's adjusted tax basis in the Notes at the time of the conversion, and a U.S. Holder's holding period for the Common Stock will include the U.S. Holder's holding period of the Notes that were converted.

        A U.S. Holder will recognize gain or loss upon the sale, redemption, repurchase or other taxable disposition (collectively, a "Disposition") of the Notes or Common Stock in an amount equal to the difference between the U.S. Holder's adjusted tax basis in the Notes or Common Stock and the amount received therefor (other than amounts attributable to accrued but unpaid interest on the Notes which will be treated as interest). Such gain applicable to non-corporate U.S. Holders generally will be long-term capital gain if the Notes or Common Stock were held for more than one year (and will be subject to a further reduced tax rate if the Notes or Common Stock were held for more than eighteen months).

        The conversion price of the Notes is subject to adjustment under certain circumstances. Under Section 305 of the Code and the Treasury regulations issued thereunder, there may be a taxable constructive distribution to U.S. Holders of Notes, resulting in ordinary income (subject to a possible dividends received deduction for corporate holders) to the extent of the Company's current and accumulated earnings and profits if, and to the extent that, certain adjustments in the Conversion Price increase such U.S. Holders' proportionate interest in the earnings and profits and assets of the Company. Such adjustment may occur in limited circumstances (particularly an adjustment to reflect a taxable dividend to U.S. Holders of Common Stock of the Company) and in such a case a constructive distribution would arise, whether or not the U.S. Holders ever convert the Notes. Generally, a U.S. Holder's tax basis in a Note will be increased by the amount of any such constructive dividend.

   TAX TREATMENT OF NON-U.S. HOLDERS

     Interest and Sale or Disposition of the Notes

        Payments on Notes to a Non-U.S. Holder, or gain realized on the Disposition of the Notes by a Non-U.S. Holder, will not be subject to U.S. Federal income or withholding tax, as the case may be, unless such income is effectively connected with a trade or business conducted by such Non-U.S. Holder in the U.S., provided that (A) in the case of payments of interest or principal, (i) the Non-U.S. Holder satisfies certain certification requirements set forth in Section 871(h) and Section 881(c) of the Code and the regulations thereunder,
   (ii) the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of the Company within the meaning of Section 871(h)(3) of the Code and the regulations thereunder, (iii) the Non-U.S. Holder is not a controlled foreign corporation that is related to the Company through equity ownership, and (iv) the beneficial owner is not a bank whose receipt of interest on a Note is described in Section 881(c)(3)(A) of the Code, or, (B) in the case of gain, (i) such Non-U.S. Holder holds the Notes as a capital asset and is not present in the U.S. for 183 days or more in the taxable year of Disposition. A Non-U.S. Holder may also be subject to tax pursuant to the provisions of U.S. tax law applicable to certain expatriates.

      Dividends

        In general, the gross amount of dividends paid to a Non-U.S. Holder will be subject to U.S. withholding tax at a 30% rate (or any lower rate prescribed by an applicable U.S. tax treaty) unless the dividends are effectively connected with a U.S. trade or business conducted by the Non-U.S. Holder within the U.S. In determining the applicability of a tax treaty that provides for a lower rate of withholding, dividends paid to an address in a foreign country are presumed under current Treasury regulations to be paid to a resident of that country. Under proposed Treasury regulations, however, a Non-U.S. Holder would be required to file certain forms in order to claim the benefit of an applicable treaty rate. Dividends effectively connected to a trade or business carried on by a Non-U.S. Holder within the U.S. generally will not be subject to withholding (if the Non-U.S. Holder properly files Internal Revenue Service ("IRS") Form 4224 with the payor of the dividend) and generally will be subject to U.S. Federal income taxation at ordinary U.S. Federal income tax rates. Effectively connected income may be subject to different treatment under an applicable tax treaty depending on whether such dividends are attributable to a permanent establishment of the Non-U.S. Holder in the U.S. In the case of a Non-U.S. Holder that is a corporation, effectively connected income may be subject to the branch profits tax (which generally is imposed upon a foreign corporation at a rate of 30% of the deemed repatriation from the U.S. of "effectively connected earnings and profits") except to the extent that an applicable tax treaty provides otherwise. A Non-U.S. Holder eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

     Sale or Disposition of Common Stock

        Generally, a Non-U.S. Holder will not be subject to U.S. Federal income tax on any gain realized upon the disposition of his Common Stock unless: (i) the Company has been, or is a "U.S. real property holding corporation" for U.S. Federal income tax purposes and certain other requirements are met, (ii) the gain is effectively connected with the conduct of a trade or business carried on by the Non-U.S. Holder within the U.S., or (iii) the Common Stock is disposed of by a Non-U.S. Holder who holds the Common Stock as a capital asset and is present in the U.S. for 183 days or more in the taxable year of Disposition. The Company believes that it has not been, is not currently, and based upon its current business plans, is not likely to become a U.S. real property holding corporation. A Non-U.S. Holder may also be subject to tax pursuant to the provisions of U.S. tax law applicable to certain expatriates. Non-U.S. Holders should consult applicable tax treaties, which may exempt from U.S. Federal income tax gains realized upon the Disposition of Common Stock in certain cases.

   ESTATE TAX

        A Note beneficially owned by an individual who at the time of death is a Non-U.S. Holder will not be subject to U.S. Federal estate tax provided that (A) such individual does not actually or constructively own 10% or more of the total combined voting power of the Company within the meaning of Section 871(h)(3) of the Code and the regulations thereunder and (B) such payments with respect to the Note would not have been, if received at the time of such individual's death, effectively connected with a trade or business carried on by such individual within the U.S.

        Common Stock owned or treated as owned by an individual Non-U.S. Holder at the time of death will be includible in the individual's gross estate for U.S. Federal estate tax purposes, unless an applicable treaty provides otherwise, and may be subject to U.S. Federal estate tax.

   BACKUP WITHHOLDING AND INFORMATION REPORTING

     U.S. Holders

        Under certain circumstances, a U.S. Holder who is an individual may be subject to backup withholding (generally imposed at the rate of 31%) on interest, dividends and principal payments made to, and the proceeds of sales before maturity made by, certain U.S. Holders. This withholding generally applies only if such individual U.S. Holder (i) fails to furnish his or her taxpayer identification number ("TIN") to the U.S. financial institution or any other person responsible for the payment of dividends on the Common Stock, (ii) furnishes an incorrect TIN, (iii) is notified by the IRS that he or she has failed to properly report payments of interest and dividends and the IRS has notified the Company that he or is subject to backup withholding, or
   (iii) fails, under certain circumstances, to provide a certified statement, signed under penalty of perjury, that the TIN provided is her or her correct number and that he or she is not subject to backup withholding.

      Non-U.S. Holders

        The Company must report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid to, and the tax withheld, if any, with respect to, each Non-U.S. Holder. These information reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty or if withholding was not required because the dividends were effectively connected with a trade or business carried on by the Non-U.S. Holder within the U.S. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement with the tax authorities in the country in which the Non-U.S. Holder resides or is established.

        U.S. backup withholding (generally imposed at the rate of 31% on certain payments to persons that fail to furnish the information required under the U.S. information reporting requirements) and information reporting generally will not apply (i) to dividends paid on Common Stock to a Non-U.S. Holder at an address outside of the U.S., absent actual knowledge by the payor that the payee is not a Non-U.S. Holder, or (ii) to dividends paid to Non-U.S. Holders that are either subject to the U.S. withholding tax (whether at 30% or at a reduced treaty rate), or (iii) that are exempt from such withholding because such dividends constitute effectively connected income. These information reporting and backup withholding rules are under review by the U.S. Treasury and their application to the Common Stock is subject to change. On October 7, 1997, the IRS issued final Treasury Regulations concerning the withholding of tax and reporting for certain amounts paid to non-resident individuals and foreign corporations. The Treasury Regulations, will be effective for payments made after December 31, 1999. These Treasury Regulations generally apply backup withholding and information reporting to dividends paid on Common Stock to a Non-U.S. Holder at an address outside of the U.S. unless such Non-U.S. Holder owner, under penalties of perjury, certifies, among other things, its status as a Non-U.S. Holder or otherwise establishes an exemption. Prospective purchasers should consult their tax advisors concerning such Treasury Regulations and the potential effect on their ownership of the Common Stock.

        The payment of the proceeds from the Disposition of Common Stock to or through a U.S. office of a broker will be subject to information reporting and backup withholding unless the owner, under penalties of perjury, certifies, among other things, its status as a Non-U.S. Holder, or otherwise establishes an exemption. The payment of the proceeds from the Disposition of Common Stock to or through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding and information reporting. Unless the broker has documentary evidence in its files that the owner is a Non-U.S. Holder and certain conditions are met or the holder otherwise establishes an exemption, information reporting generally will apply to Dispositions through (a) a non-U.S. office of a U.S. broker and (b) a non-U.S. office of a non-U.S. broker that is either a controlled foreign corporation for U.S. Federal income tax purposes or a person 50% or more of whose gross income from all sources for a three year testing period was effectively connected with a U.S. trade or business.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be refunded or credited against the Non-U.S. Holder's U.S. Federal income tax liability, provided that the required information is furnished to the IRS.

        THE PRECEDING DISCUSSION OF CERTAIN U.S. FEDERAL TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, PROSPECTIVE INVESTORS ARE URGED TO CONSULT WITH THEIR TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF OWNING AND DISPOSING OF THE NOTES AND COMMON STOCK.


                             SELLING HOLDERS

        The Notes were originally issued by the Trust and sold by Goldman Sachs & Co., Morgan Stanley & Co. Incorporated, Bear, Stearns & Co. Inc. and Salomon Brothers Inc (the "Initial Purchasers"), in a transaction exempt from the registration requirements of the Securities Act, to persons reasonably believed by such Initial Purchasers to be "qualified institutional buyers" (as defined in Rule 144A under the Securities Act), or outside the United States to non-U.S. persons in offshore transactions in reliance on Regulation S under the Securities Act. The Selling Holders may from time to time offer and sell pursuant to this Prospectus any or all of the Notes and Company Common Stock issued upon conversion of the Notes. The term Selling Holders includes the holders listed below and the beneficial owners of the Notes and their transferees, pledgees, donees or other successors.

        The following table sets forth information with respect to the Selling Holders of the Notes and the respective number of Notes beneficially owned by each Selling Holder that may be offered pursuant to this Prospectus.

                                     PRINCIPAL AMOUNT
             SELLING HOLDER              OF NOTES
             --------------          ----------------
             Cede & Co.                $650,000,000


                                       =============
             TOTAL                     $650,000,000

        None of the Selling Holders has, or within the past three years has had, any position, office or other material relationship with the Company or any of their predecessors or affiliates. Because the Selling Holders may, pursuant to this Prospectus, offer all or some portion of the Notes or the Company Common Stock issuable upon conversion of the Notes, no estimate can be given as to the amount of the Notes or the Company Common Stock issuable upon conversion of the Notes that will be held by the Selling Holders upon termination of any such sales. In addition, the Selling Holders identified above may have sold, transferred or otherwise disposed of all or a portion of their Notes since the date on which they provided the information regarding their Notes, in transactions exempt from the registration requirements of the Securities Act.

                           PLAN OF DISTRIBUTION

        The Offered Securities may be sold from time to time to purchasers directly by the Selling Holders. Alternatively, the Selling Holders may from time to time offer the Offered Securities to or through underwriters, broker/dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Holders or the purchasers of such securities for whom they may act as agents. The Selling Holders and any underwriters, broker/dealers or agents that participate in the distribution of Offered Securities may be deemed to be "underwriters" within the meaning of the Securities Act and any profit on the sale of such securities and any discounts, commissions, concessions or other compensation received by any such underwriter, broker/dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act.

        The Offered Securities may be sold from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The sale of the Offered Securities may be effected in transactions (which may involve crosses or block transactions) (i) on any national securities exchange or quotation service on which the Offered Securities may be listed or quoted at the time of sale, (ii) in the over-the-counter market, (iii) in transactions otherwise than on such exchanges or in the over-the-counter market or (iv) through the writing of options. At the time a particular offering of the Offered Securities is made, a Prospectus Supplement, if required, will be distributed which will set forth the aggregate amount and type of Offered Securities being offered and the terms of the offering, including the name or names of any underwriters, broker/dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Holders and any discounts, commissions or concessions allowed or reallowed or paid to broker/dealers.

        To comply with the securities laws of certain jurisdictions, if applicable, the Offered Securities will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions the Offered Securities may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or any exemption from registration or qualification is available and is complied with.

        The Selling Holders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the Offered Securities by the Selling Holders. The foregoing may affect the marketability of such securities.

        Pursuant to the Registration Rights Agreement, all expenses of the registration of the Offered Securities will be paid by the Company, including, without limitation, Commission filing fees and expenses of compliance with state securities or "blue sky" laws; provided, however, that the Selling Holders will pay all underwriting discounts and selling commissions, if any. The Selling Holders will be indemnified by the Company against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith. The Company will be indemnified by the Selling Holders severally against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith.

                              LEGAL MATTERS

        Certain legal matters in connection with the offering to which this Prospectus relates will be passed upon for the Company by Elliot
   S. Gerson, Esq., Senior Vice President and General Counsel for the Company and by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Nancy A. Lieberman, a partner in the law firm of Skadden, Arps, Slate, Meagher & Flom LLP, serves as a director of the Company.

                                 EXPERTS

        The consolidated financial statements and schedule of the Company and its subsidiaries as of March 1, 1997 and March 2, 1996 and for each of the years in the three-year period ended March 1, 1997, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP covering the March 4, 1995 consolidated financial statements refers to a change in the method of accounting for investments.

        With respect to the unaudited interim financial information of the Company and subsidiaries for the periods ended May 31, 1997 and August 30, 1997, incorporated by reference herein, the independent certified public accountants have reported that they applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports included in the Company's quarterly reports on Form 10-Q for the quarters ended May 31, 1997 and August 30, 1997, and incorporated by reference herein, state that they did not audit and they do not express an opinion on the interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of Section 11 of the Securities Act for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act.

                    CERTAIN FORWARD-LOOKING STATEMENTS

        This Prospectus (including the documents incorporated by reference herein) contains certain forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of
   1995) and information relating to the Company that are based on the beliefs of the management of the Company as well as assumptions made by and information currently available to the management of the Company. When used in this Prospectus, the words "anticipate," "believe," "estimate," "expect," "intend" and similar expressions, as they relate to the Company or the management of the Company, identify forward-looking statements. Such statements, which include, without limitation, the matters set forth herein under the captions The Company, reflect the current views of the Company with respect to future events, the outcome of which is subject to certain risks, including among others (i) competition from other drugstore chains, supermarkets, membership clubs and other retailers as well as third-party plans and mail order providers, (ii) the continued efforts of third-party payors to reduce prescription drug costs, and (iii) possible federal and state health care reform initiatives to reduce governmental health costs. The forward-looking statements referred to above are also subject to uncertainties and assumptions relating to the operations and results of operations of the benefits of the Thrifty PayLess Merger, the K&B acquisition and the Harco acquisition assumed by the Company. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described herein as anticipated, believed, estimated, expected or intended.


                          AVAILABLE INFORMATION

        The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy and information statements and other information with the SEC. Such reports, proxy and information statements and other information filed by the Company with the SEC can be inspected and copied at the Public Reference Section of the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The SEC maintains a Web site that contains reports, proxy and information statements and other materials that are filed through the SEC's Electronic Data Gathering, Analysis, and Retrieval (EDGAR) system. This Web site can be accessed at http://www.sec.gov. Such reports, proxy and information statements and other information can also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

        The Company has filed with the Commission a Registration Statement (which term shall encompass any amendments thereto) on Form S-3 under the Securities Act with respect to the securities offered by this Prospectus (the "Registration Statement"). This Prospectus, which constitutes part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in exhibits to the Registration Statement as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the securities offered by this Prospectus, reference is made to the Registration Statement, including the exhibits thereto, and the financial statements and notes thereto filed or incorporated by reference as a part thereof, which are on file at the offices of the Commission and may be obtained upon payment of the fee prescribed by the Commission, or may be examined without charge at the offices of the Commission. Statements made in this Prospectus concerning the contents of any document referred to herein are not necessarily complete, and, in each such instance, are qualified in all respects by reference to the applicable documents filed with the Commission. The Registration Statement and the exhibits thereto filed by the Company with the Commission may be inspected and copied at the locations described above.

        The Company distributes to the holders of its shares of Common Stock annual reports containing consolidated financial statements audited by an independent accountant.

             INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The following documents filed with the SEC are incorporated by reference into this Prospectus:

        (i) the Company's Annual Report on Form 10-K for the year ended March 1, 1997;

        (ii) the Company's Quarterly Report on Form 10-Q for the quarterly period ended May 31, 1997;

        (iii) the Company's Quarterly Report on Form 10-Q for the quarterly period ended August 30, 1997;

        (iv) the Company's Annual Report to Shareholders for the fiscal year ended March 1, 1997 (incorporated by reference into the Annual Report on Form 10-K); and

        (v) the Company's Proxy Statement for the Annual Meeting of Shareholders held on July 9, 1997 (incorporated by reference into the Annual Report on Form 10-K).

        All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus but prior to the termination of this offering shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents.

        Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any other subsequently filed document which is also incorporated herein by reference, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Prospectus except as so modified or superseded.

        The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated into this Prospectus by reference, other than exhibits to such documents. Requests for such copies should be directed to Investor Relations, Rite Aid Corporation, 30 Hunter Lane, Camp Hill, Pennsylvania 17011, telephone number (717) 761-2633.


   ================================       ================================
      NO PERSON HAS BEEN AUTHORIZED
   TO GIVE ANY INFORMATION OR TO
   MAKE NY REPRESENTATIONS OTHER
   THAN THOSE CONTAINED IN THIS
   PROSPECTUS AND, IF GIVEN OR
   MADE, SUCH INFORMATION OR
   REPRESENTATIONS MUST NOT BE
   RELIED UPON AS HAVING BEEN
   AUTHORIZED. THIS PROSPECTUS
   DOES NOT CONSTITUTE AN OFFER
   TO SELL OR A SOLICITATION OF                    $650,000,000
   AN OFFER TO BUY ANY SECURITIES
   OTHER THAN THE SECURITIES TO                 RITE AID CORPORATION
   WHICH IT RELATES OR AN OFFER
   TO SELL OR A SOLICITATION OF
   AN OFFER TO BUY ANY SUCH                 5.25% CONVERTIBLE SUBORDINATED
   SECURITIES BY ANY PERSON IN                      NOTES DUE 2002
   ANY CIRCUMSTANCES IN WHICH SUCH
   OFFER OR SOLICITATION IS
   UNLAWFUL. NEITHER THE DELIVERY
   OF THIS PROSPECTUS NOR ANY SALE                   ---------------
   MADE HEREUNDER SHALL, UNDER ANY
   CIRCUMSTANCES, CREATE AN                            PROSPECTUS
   IMPLICATION THAT THERE HAS BEEN
   NO CHANGE IN THE AFFAIRS OF THE                   ---------------
   COMPANY SINCE THE DATE HEREOF OR
   THAT THE INFORMATION CONTAINED
   HEREIN IS CORRECT AS OF ANY
   SUBSEQUENT DATE.

         TABLE OF CONTENTS
                               PAGE

     The Company . . . . . . .   3
     Use of Proceeds . . . . .   4
     Ratio of Earnings to
       Fixed Charges . . . . .   4
     Description of Notes  . .   4
     Description of Capital
       Stock . . . . . . . . .  15
     Certain United States
       Federal Income Tax
       Considerations  . . . .  16
     Selling Holders . . . . .  20
     Plan of Distribution  . .  20
     Legal Matters . . . . . .  21
     Experts . . . . . . . . .  21
     Certain Forward-
       Looking Statements  . .  21
     Available Information . .  23
     Incorporation of
       Certain Information . .  23
     ==============================       ================================



                                 PART II

                  INFORMATION NOT REQUIRED IN PROSPECTUS

   ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

   The following expenses (other than the SEC filing fee) are estimated.

       SEC registration fee   . . . . . . . . . . . . . . . .  $196,969
       Printing and engraving expenses  . . . . . . . . . .      15,000
       Legal fees and expenses  . . . . . . . . . . . . .       125,000
       Accounting fees and expenses   . . . . . . . . . . . .    12,000
       Miscellaneous  . . . . . . . . . . . . . . . . . .        51,031
                                                               --------
       Total  . . . . . . . . . . . . . . . . . . . . . . .    $400,000
                                                               ========

   ITEM 15.  INDEMNIFICATION OF DIRECTOR AND OFFICERS.

        As authorized by Section 145 of the General Corporation Law of the State of Delaware (the "Delaware Corporation Law"), each director and officer of the Company may be indemnified by the Company against expenses (including attorneys' fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred in connection with the defense or settlement of any threatened, pending or completed legal proceedings in which he is involved by reason of the fact that he is or was a director or officer of the Company if he acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe that his conduct was unlawful. If the legal proceeding, however, is by or in the right of the Company, the director or officer may not be indemnified in respect of any claim, issue or matter as to which he shall have been adjudged to be liable for negligence or misconduct in the performance of this duty to the Company unless a court determines otherwise.

        Article Ten of the Certificate of Incorporation of the Company provides that, to the fullest extent permitted by law, directors of the Company will not be liable for monetary damages to the Company or its stockholders for breaches of their fiduciary duties.

        The directors and officers of the Company and its subsidiaries are insured (subject to certain exceptions and deductions) under liability insurance policies carried by the Company against liabilities which they may incur in their capacity as such including liabilities under the Securities Act.

   ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

      A.  EXHIBITS

      The Exhibits listed in the following Exhibit Index are filed as part of the Registration Statement:

          EXHIBIT NUMBER                     DESCRIPTION
          --------------                     -----------
               4.1 Indenture, dated as of September 10, 1997, between Rite Aid Corporation and Harris Trust and Savings Bank, as trustee.

               4.2                Form of Note (included in Exhibit 4.1
                                  hereto)

               5.1                Opinion and Consent of Elliot J.
                                  Gerson, Esq.*

               5.2                Opinion of Skadden, Arps, Slate Meagher
                                  & Flom LLP*

              10.1                Registration Rights Agreement, dated as
                                  of September 4, 1997

              12.1                Ratio of Earnings to Fixed Charges

              15.1                Letter of KPMG Peat Marwick LLP
                                  regarding unaudited interim financial
                                  information

              23.1                Consent of Elliot S. Gerson (included
                                  in Exhibit 5.1 hereto)*

              23.2                Consent of Skadden, Arps, Slate Meagher
                                  & Flom LLP*

              23.3                Consent of KPMG Peat Marwick LLP

              24.1 Powers of Attorney (set forth on signature page of the Registration Statement)

              25.1                T-1
   ------------------
   * To be filed by amendment.


      B. FINANCIAL STATEMENTS AND SCHEDULES

        All schedules for which provision is made in Regulation S-X of the Securities and Exchange Commission either are not required under the related instructions or the information required to be included therein has been included in the financial statements of the Company.

   ITEM 17.  UNDERTAKINGS.

      (a)  The undersigned registrant hereby undertakes:

           (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

      provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or
      Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

           (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (3) To remove from registration by means of a post-effective amendment any of the securities which remain unsold at the termination of the offering.

      (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or
   Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

      (d) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

      (e) The Company hereby undertakes that:

           (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrants pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and

           (2) For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.



                                SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Camp Hill, State of Pennsylvania, on November 6, 1997.

                                        RITE AID CORPORATION

                                        By /s/ Martin L. Grass
                                          ------------------------------
                                          Martin L. Grass
                                          Chairman of the Board, Chief
                                          Executive Officer and Director


        Know All Men By These Presents, that each person whose signature appears below constitutes and appoints Martin L. Grass, Franklin M. Bergonzi and Elliot S. Gerson, and each of them acting singly, such person's true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them acting singly, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully and to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them may lawfully do or cause to be done by virtue thereof.

        PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS ON BEHALF OF THE REGISTRANT AND IN THE CAPACITIES AND ON THE DATES INDICATED.

         SIGNATURE                     TITLE                   DATE
         ---------                     -----                   ----

   /s/ Martin L. Grass        Chairman of the Board,       November 6, 1997
   -------------------------  Chief Executive Officer
       Martin L. Grass        and Director

   /s/ Timothy J. Noonan      President, Chief Operating   November 6, 1997
   -------------------------  Officer and  Director
       Timothy J. Noonan

   /s/ Frank M. Bergonzi      Executive Vice President,    November 6, 1997
   -------------------------  Chief Financial Officer
       Frank M. Bergonzi      and Chief Accounting
                              Officer

   /s/ Franklin C. Brown      Vice Chairman and Director   November 6, 1997
   -------------------------
       Franklin C. Brown

   /s/ Alex Grass             Director                     November 6, 1997
   -------------------------
       Alex Grass

   /s/ Nancy A. Lieberman      Director                    November 6, 1997
   -------------------------
       Nancy A. Lieberman

   /s/ Phillip Neivert         Director                    November 6, 1997
   -------------------------
       Philip Neivert

   /s/ Leonard N. Stern        Director                    November 6, 1997
   -------------------------
       Leonard N. Stern

   /s/ Leonard I. Green        Director                    November 6, 1997
   -------------------------
       Leonard I. Green

   /s/ Preston Robert Tisch    Director                    November 6, 1997
   -------------------------
       Preston Robert Tisch

   /s/ William J. Bratton      Director                    November 6, 1997
   -------------------------
       William J. Bratton

   /s/ Gerald Tsai, Jr.        Director                    November 6, 1997
   -------------------------
       Gerald Tsai, Jr.